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                                                                    EXHIBIT 15.1




June 19, 1995


United Companies Financial Corporation
4041 Essen Lane
Baton Rouge, Louisiana

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of United Companies Financial Corporation and subsidiaries for the periods ended March 31, 1995 and 1994, as indicated in our report dated May 12, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that the report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP